SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:    AXA Premier Funds Trust
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Address of Principal Business Office (No. & Street, City, State Zip Code):
         1290 Avenue of the Americas, New York, New York 10104
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Telephone Number (including area code):     (212) 554-1234
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Name and Address of Agent for Service of Process:


Patricia Louie, Esq., Vice President and Counsel, The Equitable Life Assurance
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Society of the United States, 1290 Avenue of the Americas, New York,
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New York 10104
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Check Appropriate Box:
         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X] NO [ ]



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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 2nd day of October 2001.

                                                AXA PREMIER FUNDS TRUST



                                                By:  /s/ Steven M. Joenk
                                                     ---------------------------
                                                     Name:  Steven M. Joenk
                                                     Title:  President



Attest:  /s/ Patricia Louie
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         (Name)
         Patricia Louie